                                      AGREEMENT

      THIS AGREEMENT, dated as of October 31, 1996 (the "Agreement"), is by and among ELTRAX SYSTEMS, INC., a North Carolina corporation ("Eltrax" or the "Company"), William P. O'Reilly, Clunet R. Lewis and Mack V. Traynor, III (collectively referred to herein as the "Eltrax Principals") and Walter C. Lovett, Douglas L. Roberson and B. Taylor Koonce (collectively, the "ANS Shareholders").

      A. WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 31, 1996 by and among Eltrax, ANS Acquisition Corporation, the ANS Shareholders and ANS (the "Merger Agreement"), Eltrax has agreed to acquire in a merger transaction all of the issued and outstanding capital stock of Atlantic Network Systems, Inc., a North Carolina corporation ("ANS") which is wholly owned by the ANS Shareholders, and the ANS Shareholders have agreed to sell ANS to Eltrax (the foregoing transaction is hereinafter referred to as the "Merger");

      B. WHEREAS, Eltrax has also agreed that, if so requested by the ANS Shareholders, Eltrax will assist the ANS Shareholders to effectuate a private resale of shares of restricted common stock of Eltrax which the ANS Shareholders receive as consideration in the Merger (the "Eltrax Common Stock").

      C. WHEREAS, the parties hereto desire to make certain representations and agreements to each other in connection with these agreements.

     NOW, THEREFORE, in consideration of the mutual representations and covenants contained herein, the parties hereto agree as follows:

                                       ARTICLE
                                          1.
                                 ASSISTANCE OF ELTRAX

1.1. ASSISTANCE OF ELTRAX. At any time after ninety (90) days following the closing of the Merger and continuing until October 31, 1998, the ANS Shareholders, acting jointly and not singly, have the right to request in writing the assistance of Eltrax to effect a private sale of a portion of the ANS Shareholders' shares of Eltrax Common Stock. Such a private sale may not be consummated before Parent's first public disclosure of the earnings of Parent and ANS prepared on a combined basis which includes at least a thirty (30) day period, based on the audited financial statements of Parent and ANS (the "First Available Date"). This private sale on behalf of all ANS Shareholders collectively will be in an aggregate amount equal to the lesser of Three Hundred Thousand (300,000) shares of Eltrax Common Stock or such number of shares of Eltrax Common Stock the sale of which will result in net proceeds of One Million Dollars ($1,000,000) after deduction of all commissions, expenses and all other costs of sale, including without limitation, the combined individual capital gains tax of the ANS Shareholders with respect to such sale (the "Volume Limitation"). Upon such written request of the ANS Shareholders, Eltrax will use its good faith reasonable efforts to assist the ANS Shareholders in such private sale, but Eltrax will in no way guarantee the consummation of such sale or the sale price, nor will Eltrax be obligated to incur any costs in this effort. The ANS Shareholders will use their good faith reasonable efforts to cooperate with Eltrax in preparing any appropriate disclosure and transfer documents. Subject to the Volume Limitation, the ANS Shareholders may participate in any sale pursuant to this Agreement in the following proportions: Douglas L. Roberson 42.5%, Walter C. Lovett 42.5% and B. Taylor Koonce 15.0%. If Eltrax presents a purchaser(s) who is (are) ready, willing and able to purchase Eltrax Common Stock from the ANS Shareholders in an amount not exceeding 300,000 shares, that will result in net proceeds to the ANS Shareholders, in the aggregate, of at least One Million Dollars ($1,000,000) after deduction of all commissions, expenses and all other costs of sale, including without limitation, the combined individual capital gains tax of the ANS Shareholders (the "Minimum Dollar Amount") and which qualifies for an available exemption from registration under the Securities Act of 1933, as amended, and any applicable state securities laws, upon commercially reasonable terms, any or all of the ANS Shareholders may nonetheless elect not to sell their shares of Eltrax Common Stock at the closing of such sale (the "Closing"), and Eltrax' obligations under this Section 1.1 will be deemed satisfied upon the Closing (or cancelled closing if all ANS Shareholders elect not to sell), and the Standstill Agreement of the Eltrax Principals set forth in Section
      2.1 of this Agreement will thereupon automatically cease.

1.2. LEGAL OPINION. Prior to any such transfer or sale of Eltrax Common Stock by the ANS Shareholders in a private sale transaction as contemplated by this Agreement, the ANS Shareholders shall cause their legal counsel or purchaser's legal counsel to deliver an opinion to Eltrax, which opinion shall be acceptable to Eltrax and its legal counsel, to the effect that such sale transaction is an exempt transaction under applicable federal and state securities laws and would not cause Eltrax to be in violation of any such securities laws.

1.3. CO-SALE RIGHT. If at any time after the closing of the Merger and before the date on which ANS Shareholders have sold their first Three Hundred Thousand shares of Eltrax Common Stock, Eltrax undertakes to issue and sell Eltrax Common Stock in an underwritten registered public offering (the "Public Offering"), other than in connection with an acquisition of another business or pursuant to a registration statement on Form S-8, then, subject to the determination by such underwriter to exclude all shares of Eltrax Common Stock held by officers, directors and others who are holders of registration rights, on the basis that including such restricted Eltrax Common Stock in the proposed offering would jeopardize the success of the Public Offering, the ANS Shareholders will have the right to have their shares of Eltrax Common Stock, in an amount not to exceed the Volume Limitation, included and sold in such Public Offering (including in any registration statement that may be pending and not yet declared effective) before, and with priority over, any shares of Eltrax Common Stock owned by any other Eltrax officers and directors may be registered and sold in the Public Offering; provided, however, that no sales shall be consummated by the ANS Shareholders in such Public Offering before the First Available Date. As to any shares of Eltrax Common Stock in excess of the Volume Limitation which the underwriter determines may be included in the Public Offering, the ANS Shareholders and other Eltrax officers and directors with registration rights will have the right to have their shares included in such Public Offering on a pro rata basis.

                                       ARTICLE
                                          2.
                            COVENANT OF ELTRAX PRINCIPALS

2.1. During the time of any pending request made by the ANS Shareholders collectively pursuant to either Article I of this Agreement or Exhibit
      4.10 of the Merger Agreement, each of the Eltrax Principals agrees not to sell any shares of Eltrax Common Stock owned by him until the ANS Shareholders have completed sales of their Eltrax Common Stock which result in net aggregate proceeds of at least the Minimum Dollar Amount (the "Standstill Agreement"). This Standstill Agreement will automatically be satisfied and will automatically terminate on the date on which the ANS Shareholders have sold shares of Eltrax Common Stock through any means which result in net proceeds of at least the Minimum Dollar Amount on an aggregate basis. Notwithstanding the foregoing, if the ANS Shareholders make a request for assistance under Section 1.1 of this Agreement and a private sale (or any other sale which results in net proceeds of at least the Minimum Dollar Amount) has not occurred by June 30, 1997, and provided that the ANS Shareholders have exercised their demand registration rights pursuant to Exhibit 4.10 of the Merger Agreement by April 1, 1997, then the Eltrax Principals will continue to be bound by the Standstill Agreement for a period of 120 days following the effectiveness of such demand registration statement, and at the end of such 120-day period, the Standstill Agreement will terminate.

                                       ARTICLE
                                          3.
                               MISCELLANEOUS PROVISIONS

3.1. EXPENSES. Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein is consummated.

3.2. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

3.3. WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

3.4. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

3.5. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:
           If to the ANS Shareholders:

              To:  Walter  C. Lovett
                   Douglas L. Roberson
                   B. Taylor Koonce
                   Atlantic Network Systems, Inc.
                   8205 Brownleigh Drive
                   Raleigh, NC  27612
                   Fax: (919) 786-2798

              With a copy to:

                   Hutchinson & Mason, P.L.L.C.
                   4505 Fair Meadow Lane, Suite 102
                   Raleigh, N.C. 27607
                   ATTN:  J. Robert Tyler, III, Esq.
                   Fax:  (919) 783-9358

or to such other person or address as the ANS Shareholders shall furnish to the other parties hereto in writing in accordance with this Section.

           If to Eltrax:

                   To:  Eltrax Systems, Inc.
                        Rush Lake Business Park
                        1775 Old Highway 8
                        St. Paul, MN  55112
                        Attn: Mack V. Traynor III
                        Chief Executive Officer
                        Fax:  (612) 633-8372

                   With a copy to:

                        Oppenheimer Wolff & Donnelly
                        45 South Seventh Street
                        Suite 3400
                        Minneapolis, MN 55402
                        Attn: Thomas R. Marek, Esq.
                        Fax:  (612) 344-9376

      or to such other person or address as Eltrax shall furnish to the other parties hereto in writing in accordance with this Section.

3.6. GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

3.7. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8. HEADINGS. The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

3.9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the arrangements concerning the ANS Shareholders' potential sale of Eltrax Common Stock contemplated by this Agreement. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter dated September 3, 1996, between the Eltrax Principals and Shareholders and all amendments and extensions thereof). Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

3.10. INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation shall cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

3.11. ARBITRATION. With the sole exception of the injunctive relief contemplated by Section 3.11, any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation hereof, including without limitation alleged fraudulent inducement hereof, shall be settled by binding arbitration in Minneapolis, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

3.12. ATTORNEYS' FEES. If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings shall be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  COMPANY

                                  Eltrax Systems, Inc.


                                  By:  /s/  Mack V. Traynor, III
                                     -------------------------------------

                                  Its:  President and CEO
                                      ------------------------------------

                                  ELTRAX PRINCIPALS


                                  /s/  William P. O'Reilly
                                  ----------------------------------------
                                  William P. O'Reilly


                                  /s/  Clunet R. Lewis
                                  ----------------------------------------
                                  Clunet R. Lewis


                                  /s/  Mack V. Traynor, III
                                  ----------------------------------------
                                  Mack V. Traynor, III


                                  ANS SHAREHOLDERS


                                  /s/  Walter C. Lovett
                                  ----------------------------------------
                                  Walter C. Lovett


                                  /s/  Douglas L. Roberson
                                  ----------------------------------------
                                  Douglas L. Roberson


                                  /s/  B. Taylor Koonce
                                  ----------------------------------------
                                  B. Taylor Koonce